UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Tiptree Financial Inc.
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Tiptree Financial Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
April 8, 2015
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of Tiptree Financial Inc. This year’s meeting will be held on Tuesday, May 12, 2015, at 4:30 p.m., local time, at 780 Third Avenue, 29th Floor, New York, NY 10017.
On or about April 8, 2015, we are delivering the attached proxy statement, with the accompanying formal notice of the meeting, which describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to vote on the matters described in the accompanying proxy statement. If you wish to attend the Annual Meeting in person, we ask that you reserve your seat by May 5, 2015 by contacting us at (212) 446-1400 or IR@tiptreefinancial.com. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I obtain admission to the Annual Meeting?”
Your vote is important. Whether you plan to attend the meeting or not, please vote either over the Internet, by toll-free telephone or by completing the enclosed proxy card and returning it as promptly as possible. You may continue to have your shares of common stock voted as instructed over the Internet, by toll-free telephone or in the proxy card, or you may change your vote either by voting again before 11:59 p.m., Eastern Time, on May 11, 2015, the time at which the Internet and telephone voting facilities close, or, if you attend the meeting, by submitting a proxy card prior to or at the meeting.

Sincerely,

/s/ Geoffrey N. Kauffman
Geoffrey N. Kauffman
Co-Chief Executive Officer

TIPTREE FINANCIAL INC.
780 Third Avenue
21st Floor
New York, NY 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
You are hereby invited to attend the 2015 Annual Meeting of Stockholders of Tiptree Financial Inc.

WHEN	Tuesday, May 12, 2015, at 4:30 p.m., local time.

WHERE
780 Third Avenue, 29th Floor, New York, NY 10017. If you wish to attend the annual meeting in person, we ask that you reserve your seat by May 5, 2015 by contacting us at (212) 446-1400 or IR@tiptreefinancial.com. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I obtain admission to the Annual Meeting?”

ITEMS OF BUSINESS	•	To elect two (2) Class II directors to serve for a term expiring at the 2018 Annual Meeting (Proposal 1);
	•	To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and
	•	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE	Stockholders of record as of the close of business on March 26, 2015 will be entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders.

VOTING BY PROXY OR PROXY AUTHORIZATION
Tiptree Financial Inc., on behalf of the Board of Directors, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2015 Annual Meeting of Stockholders. Whether or not you plan to attend the annual meeting, please vote either over the Internet, by toll-free telephone or by completing, signing, dating and promptly returning the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

RECOMMENDATIONS
The Board of Directors recommends that you vote “FOR” each nominee for director (Proposal 1) and “FOR” the ratification of KPMG as our independent registered public accounting firm for 2015 (Proposal 2).

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By Order of our Board of Directors,

/s/ Neil C. Rifkind
Neil C. Rifkind
Secretary
New York, New York
April 8, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 12, 2015:
Financial and other information concerning Tiptree Financial Inc. (“Tiptree”) is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2015 (the “2014 10-K”). Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The proxy materials and our Annual Report are available at http://www.proxyvote.com.

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TIPTREE FINANCIAL INC.
780 Third Avenue
21st Floor
New York, NY 10017
PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 12, 2015

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the meeting?
At the Annual Meeting, stockholders will be asked to vote on:

•	the election of two (2) Class II directors to serve for a term expiring at the 2018 annual meeting of stockholders (Proposal 1);

•	the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and

•	any other matters that may properly be brought before the Annual Meeting or at any adjournments or postponements thereof.
How does the Board of Directors recommend I vote on these proposals?
The Board of Directors recommends a vote:

•	“FOR” the election of the following two (2) nominees to the Board of Directors as Class II directors: Michael G. Barnes and John E. Mack (Proposal 1); and

•	“FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).
Who is entitled to vote at the meeting?
If our records show that you were a holder of our common stock at the close of business on March 26, 2015, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date.
How many shares can vote?
As of the close of business on the record date on March 26, 2015, 31,987,818 shares of Class A common stock and 9,770,367 shares of Class B common stock of the Company were issued and outstanding and entitled to vote. There are no other classes of voting securities outstanding. You are entitled to one (1) vote for each share of Class A or Class B common stock you held as of the close of business on the record date.
What constitutes a quorum?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting. As of the close of business on March 26, 2015, the record date, there were 41,758,185 shares outstanding and entitled to vote. Thus, 20,879,093 shares must be represented at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee). Additionally, abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.
How do I obtain admission to the Annual Meeting?
All stockholders at the close of business on the Record Date are invited to attend the Annual Meeting. All stockholders planning to attend the Annual Meeting in person must reserve a seat by May 5, 2015 by contacting us at (212) 446-1400 or IR@tiptreefinancial.com. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their share ownership can be verified. A beneficial owner holding shares in “street name” must also bring an account statement or letter from his or her bank or brokerage firm showing that he or she beneficially owns shares as of the close of business on the record date, along with a form of photo identification. The Annual Meeting will begin at 4:30 p.m., local time.
How do I vote?
For Proposal 1 (election of directors), you may either vote “FOR” all of the nominees to the Board of Directors or you may “WITHHOLD” your vote for all of the nominees or for any nominee that you specify. For Proposal 2 (ratification of the appointment of KPMG), you may vote “FOR” or “AGAINST” such proposal or “ABSTAIN” from voting. The procedures for voting are set forth below:
Stockholder of Record: Shares Registered in Your Name.    If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by giving your proxy authorization over the Internet, by telephone or by properly completing, signing and dating the accompanying proxy card where indicated and mailing the card in the postage paid envelope provided. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

•
VOTE BY INTERNET — You may vote by internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE — You may vote by calling 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

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VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tiptree Financial Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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VOTE IN PERSON — You may vote in person by attending the Annual Meeting. At the meeting, you will need to request a ballot to vote. See “How do I obtain admission at the Annual Meeting” for additional information.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee.    If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.
How is my vote counted?
If you vote through the Internet, by phone or properly execute the accompanying proxy card, and if we receive it by 11:59 p.m., Eastern Time, on May 11, 2015, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made in the proxy, your shares of common stock that the proxy represents will be voted in accordance with the recommendations of our Board of Directors set forth in this proxy statement. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
What vote is needed to approve each proposal?

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For Proposal 1 (election of directors), the vote of a plurality of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for the election of a director. Therefore, the two nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•
For Proposal 2 (ratification of the appointment of KPMG), the affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 2. For purposes of the vote on Proposal 2, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

How are “broker non-votes” and abstentions treated for purposes of the proposals?
Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. “Broker non-votes” will be treated in the same manner as abstentions for purposes of the Annual Meeting. Brokers, banks, or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals, but may vote their clients’ shares on “routine” proposals. Proposal 1 (election of directors) is a non-routine proposal. Conversely, Proposal 2 (ratification of appointment of KPMG) is a routine proposal. In the event that a broker, bank, or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Abstentions and broker non-votes will be treated as present for the purpose of determining the presence of a quorum.
What other information is part of this proxy statement?
The proxy materials include a letter to stockholders and our 2014 Annual Report which is comprised of the 2014 10-K. The 2014 10-K and this Notice and Proxy Statement and Form of Proxy are available, free of charge, on our website at http://www.tiptreefinancial.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement. You may also obtain a copy of our 2014 Annual Report or the 2014 10-K, free of charge, by directing your request in writing to Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary, or by calling our corporate number at (212) 446-1400. Our other filings made with the SEC are also accessible on our website and available at no charge on the SEC’s website at http://www.sec.gov.
Can I change my vote after I submit my proxy card or give instructions over the Internet or telephone?
Yes. If you are the record holder of your shares, you may revoke your proxy in one of three ways:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	signing and forwarding to us a proxy with a later date; or

•	appearing in person and voting by ballot at the Annual Meeting.
Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting again before 11:59 p.m., Eastern Time, on May 11, 2015, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked. If you attend the Annual Meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee.
How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the conclusion of the Annual Meeting.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.
Can I obtain a list of stockholders entitled to vote at the Annual Meeting?
At the Annual Meeting, and at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available at our principal office, 780 Third Avenue, 21st Floor, New York, NY, 10017, during regular business hours. Stockholders of record may inspect the list for proper purposes during normal business hours.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, this proxy statement, our proxy materials or your ownership of the Company’s common stock, please direct your request in writing to Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary, or call our corporate number at (212) 446-1400.
PROPOSAL 1: ELECTION OF DIRECTORS
Our board of directors is classified into three classes: Class I, consisting of Bradley E. Smith, Richard A. Price and Jonathan Ilany to hold office initially for a term expiring at the 2017 annual meeting of stockholders; Class II, consisting of Michael G. Barnes and William A. Houlihan to hold office initially for a term expiring at the 2015 annual meeting of stockholders and Class III, consisting of Geoffrey N. Kauffman and Lesley Goldwasser to hold office initially for a term expiring at the 2016 annual meeting of stockholders. Mr. Houlihan has decided not to stand for reelection when his current term as a Class II director ends at the Annual Meeting and Mr. John E. Mack has been nominated to serve as a Class II director.
Our bylaws provide that a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one (1), which is the minimum number required by the Maryland General Corporation Law, nor more than fifteen (15).
Information Regarding the Nominees for Election
The following table and biographical descriptions set forth certain information, as of April 8, 2015, with respect to each nominee for election as director at the Annual Meeting. Mr. Barnes currently serves as a director. Mr. Mack has been nominated to serve as a director.

Nominees for Election as directors	Age	Director Since
Class II
Michael G. Barnes (Chairman of the Board and Executive Chairman)	48	August 2010
John E. Mack (Chairman of the Audit Committee)	67	—
Michael G. Barnes has been a member of our Board of Directors since August 2010, and he currently serves as the Chairman of our Board of Directors as well as the Executive Chairman of our Company and is a member of the Tiptree management executive committee. He has been the Chairman of Tiptree Financial Partners, L.P. (“TFP”) since its inception in 2007 and served as the Chief Executive Officer of TFP from 2007 until June 2012. Mr. Barnes has been Executive Chairman of Tiptree Operating Company, LLC (“Operating Company”) since July 1, 2013. Mr. Barnes is a founding partner and currently Managing Partner and Co-Chief Investment Officer of Tricadia Holdings, L.P. (“Tricadia”) and its affiliated companies, which are privately held and provide investment management services. Prior to the formation of Tricadia in 2003, Mr. Barnes spent two years as Head of Structured Credit Arbitrage within UBS Principal Finance LLC, a wholly owned subsidiary of UBS Warburg, which conducted proprietary trading on behalf of the firm. Mr. Barnes joined UBS in 2000 as part of the merger between UBS and PaineWebber Inc. Prior to joining UBS, Mr. Barnes was a Managing Director and Global Head of the Structured Credit Products Group of PaineWebber. Prior to joining PaineWebber in 1999, he spent 12 years at Bear, Stearns & Co. Inc., the last five of which he was head of their Structured Transactions Group. Mr. Barnes received his A.B. from Columbia College.
Mr. Barnes was selected and qualified to serve as a member of our Board of Directors because of his extensive senior level experience in the investment management industry, including with respect to the management of credit and real estate assets.

John E. Mack has been nominated to serve as a director. Mr. Mack is currently a member of the board of directors of Medley Capital Corporation, Flowers National Bank, Incapital Holdings LLC, and Searchlight Minerals Corp.  From
January 2010 to March 2015, Mr. Mack was Vice Chairman and a director of Islandsbanki hf located in Reykjavik, Iceland. From November 2011 through December 2013, Mr. Mack was a member of the board of directors of Residential Capital LLC. From November 2002 through September 2005, Mr. Mack served as Senior Managing Executive Officer and Chief Financial Officer of Shinsei Bank, Limited of Tokyo, Japan. Prior to joining Shinsei Bank and for more than twenty-five years, Mr. Mack served in senior management positions at Bank of America and its predecessor companies, including twelve years as Corporate Treasurer of NationsBank Corporation and NCNB Corporation. Mr. Mack holds an MBA from the University of Virginia, Darden School of Business and received his bachelor’s degree in Economics from Davidson College.

Mr. Mack was nominated to serve as a member of our Board of Directors because of his experience in senior management positions at large financial institutions and his extensive experience in finance, accounting and regulatory issues. In addition, his tenure in the financial services industry and service as a director of both public and private companies provide industry-specific knowledge and expertise to our Board of Directors.
All nominees for director have consented to be named and have agreed to serve as directors if elected. We have no reason to believe that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept election or are unable to serve for any reason, the persons named as proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for such substitute as may be designated by the Board of Directors.
Vote Required and the Recommendation of the Board
The vote of a plurality of all of the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of each Class II director. Therefore, the two nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH NOMINEE.
CONTINUING DIRECTORS
The following directors will continue to serve as directors.

Name	Age	Director Since
Class I
Jonathan Ilany (Co-Chief Executive Officer)	61	August 2010
Richard A. Price (Chairman of the CNG Committee and Lead Director)	68	July 2013
Bradley E. Smith	58	July 2013
Class III
Lesley Goldwasser	53	January 2015
Geoffrey N. Kauffman (Co-Chief Executive Officer)	56	August 2010

Jonathan Ilany is our Co-Chief Executive Officer and a member of our Executive Committee. He is also a member of our Board of Directors. From October 1, 2014 until February 23, 2015, he was our Executive Vice President, Head of Mortgage Finance and Asset Management. Mr. Ilany served as a director of Rescap, a subsidiary of Ally Bank from November 2011 until December 2013. Since 2005, Mr. Ilany has been a private investor and passive partner at Mariner Investment Group. Mr. Ilany was a partner at Mariner Investment Group from 2000 until 2005, responsible for hiring and setting up new trading groups, overseeing risk management, and serving as a senior member of the Investment Committee and Management Committee of the firm. From 1996-2000, Mr. Ilany was a private investor. From 1982 until 1995, Mr. Ilany was an employee of Bear Stearns & Co. From 1980 until 1982, Mr. Ilany worked at Merrill Lynch. From 1971 until 1975, Mr. Ilany served in the armored corps of the Israeli Defense Forces, and he was honorably discharged holding the rank of First Lieutenant. Mr. Ilany received his B.A. and M.B.A. from the University of San Francisco.
Mr. Ilany was selected and qualified to serve as a member of our Board of Directors because of his extensive risk management and senior managerial experience in the financial services industry, his board experience and his experience with investing in real estate and real estate-related assets and extensive knowledge of our business and industry.
Richard A. Price has been a member of our Board of Directors since July 2013 and currently serves as Chairman of the Compensation, Nominating and Governance Committee (the “CNG Committee”) and Lead Director. Mr. Price was a member of the board of directors of TFP from August 2010 to July 2013. From 2008 until 2009, he served as Chairman of the Board for CIFG Group, a Bermuda-based holding company with two financial guaranty insurance subsidiaries. From 2005 until 2007, Mr. Price held a variety of roles with Zurich Insurance Company, a global insurance-based financial services provider based in Zurich, Switzerland. Mr. Price served as a director and chief executive officer of Centre Re, a wholly-owned subsidiary of Zurich Insurance Company, which operated in three non-traditional insurance sectors: finite insurance, financial guaranty insurance and long-term care and disability insurance. Mr. Price also served as chief executive officer of Zurich Capital Markets and as a director of Zurich Bank, Dublin, a major commercial real estate lender in England and Ireland, where he served as chairman of the audit and compensation committees. Mr. Price founded CGA Group, Ltd. in 1996, a Bermuda holding company, for which he served as chief executive officer until 2001. From 1985 until 1996, Mr. Price served a variety of roles with FGIC, a bond insurance company. Mr. Price led FGIC’s entry into the structured finance markets in 1987 after managing FGIC’s non-vanilla municipal finance business from 1985 until 1987. From 1970 until 1985, Mr. Price worked in banking for Chemical Bank & Bankers Trust. Mr. Price received his Bachelor of Science degree in engineering from Cornell University and his Master’s of Business Administration from the Wharton School of Business.
Mr. Price was selected and qualified to serve as a member of our Board of Directors because of his extensive, senior experience in the specialty insurance industry and the structured finance markets and his prior board experience.
Bradley E. Smith has been a member of our Board of Directors since July 2013. Mr. Smith was a member of the board of directors of TFP from June 2007 to July 2013. He is the founder of Kahala Capital Advisors LLC, a private investment firm, and of Kahala Aviation Ltd. a commercial aircraft leasing company. Prior to Kahala Capital, Mr. Smith worked for almost 20 years in banking in New York and Asia. He was employed from 1995-2000 at Bear, Stearns & Co., Inc. where he started that company’s credit derivatives businesses in New York; and later as a Senior Managing Director, based in Tokyo managing the firm’s fixed income and derivative businesses. Before Bear

Stearns, Mr. Smith spent 10 years with Bankers Trust Company as a syndicate manager in BT’s loan syndications group, where he was responsible for the syndication of some of the largest leveraged loan financings ever completed. Afterwards, he transferred to Tokyo and Hong Kong, where he was involved in BT’s credit trading businesses in Asia. In his last position at Bankers Trust, Mr. Smith was one of the founders of that bank’s credit derivatives business. He is currently on the board of Tricadia Credit Strategies, Ltd. Mr. Smith holds a B.A. from St. Joseph’s University and an M.B.A. from the American Graduate School of International Management.
Mr. Smith was selected to serve on Tiptree’s board due to his knowledge as a private investor and entrepreneur, experience involving large complex financial transactions and his extensive international relationships.
Lesley Goldwasser has been a member of our Board of Directors since January 5, 2015. Ms. Goldwasser is a Managing Partner of GreensLedge Capital Markets LLC (“GreensLedge”) since September, 2013. Prior to joining GreensLedge, Ms. Goldwasser was associated with Credit Suisse Group AG (“Credit Suisse”) as a Managing Director from September, 2010 to November, 2013, where she had global responsibility for the Hedge Fund Strategic Services unit. Before Credit Suisse, Ms. Goldwasser spent 12 years at Bear Stearns & Co. Inc. where she was co-head of Global Debt and Equity Capital Markets units and had global responsibility for structured products. Prior to her tenure at Bear Stearns & Co. Inc., Ms. Goldwasser spent 12 years at Credit Suisse in a variety of management positions, including responsibility for both the Asset Backed and Non-Agency Mortgage Trading Desks. Ms. Goldwasser is a graduate of the University of Cape Town, South Africa.

Ms. Goldwasser was selected and qualified to serve as a member of our Board of Directors because of her diverse and extensive business and financial experience across a variety of investment banking disciplines.

Geoffrey N. Kauffman is our Co-Chief Executive Officer and a member of our Executive Committee. He is also a member of our board of directors. From July 1, 2013 until February 23, 2015, Mr. Kauffman was our President and Chief Executive Officer. Mr. Kauffman is also Co-Chief Executive Officer of TFP and Operating Company. He served as President and Chief Operating Officer of TFP from inception in 2007 to June 2012 when he became President and Chief Executive Officer. Mr. Kaufman was a director of TFP from inception in 2007 until July 2013. Prior to joining TFP at its inception in 2007 and, beginning in 2005, Mr. Kauffman was a Managing Director of Tricadia, where he was responsible for, among other things, launching businesses such as TFP. Mr. Kauffman was made a partner of Tricadia in 2011, and remains a partner, although he does not engage in any investment advisory activities related to Tricadia. Prior to joining Tricadia, from 2002 to 2004, Mr. Kauffman was a partner with the Shidler Group, with his primary focus being the development of a credit derivative products company. Before joining the Shidler Group, from 1997 until 2001, Mr. Kauffman was involved in the launch of the CGA Group of companies, which originated financial guarantee contracts. From 1997 until 1999, he was the President, Chief Underwriting Officer and Principal Representative of CGA Bermuda, Ltd, the CGA Group’s Bermuda-based insurance subsidiary. From 2000 until 2001, he was the President and Chief Executive Officer of CGA Investment Management. Prior to joining CGA, Mr. Kauffman was at AMBAC and the MBIA / AMBAC International joint venture in 1995 and 1996, where he helped develop their international structured finance department. Prior to AMBAC, from 1989 until 1995, Mr. Kauffman was with FGIC’s ABS group and helped establish that business, focusing on CDOs, asset backed securities and multi-seller conduit programs. Prior to FGIC, Mr. Kauffman worked in the Investment Banking Division of Marine Midland Bank (now HSBC), where he focused on middle-market mergers and acquisitions and structured finance. Mr. Kauffman holds a B.A. (Psychology) from Vassar College and an M.B.A. (Finance) from Carnegie Mellon University.
Mr. Kauffman was selected and qualified to serve as a member of our Board of Directors because of his extensive senior level experience in the financial services industry, particularly with respect to credit, insurance and real estate assets, as well as his experience in developing emerging and transitional companies and TFP’s ownership interest in our Company and detailed knowledge and valuable perspective and insight regarding our business.
EXECUTIVE OFFICERS
Set forth below is the background information regarding each of our executive officers as of April 8, 2015, other than Mr. Barnes, whose biography is above under “Information Regarding Nominees for Election” and Mr. Ilany and Mr. Kauffman, whose biographies are above under “Continuing Directors”.

Julia Wyatt, age 57, has been our Chief Operating Officer and the Chief Operating Officer of the Operating Company since January 2015 and the Chief Financial Officer and Secretary of TFP from inception in 2007. Previously, Julia Wyatt was our Chief Financial Officer and the Chief Financial Officer of the Operating Company from July 2013 to January 2015. Ms. Wyatt is also the Chief Financial Officer of Tricadia. Prior to joining Tricadia in 2005, from 1996 to 2005, Ms. Wyatt was the Chief Financial Officer of Havell Capital Management (“HCM”), a specialized investment management firm dedicated to managing funds in fixed income markets. During her tenure with HCM, Ms. Wyatt was responsible for all non-investment related aspects of the firm, including financial, legal, regulatory and client services. Prior to HCM, from 1992 to 1996, Ms. Wyatt was a senior member of the fixed income management group with Neuberger Berman. Previously, from 1987 to 1991, she was employed by Morgan Grenfell Capital Management, where she was the Treasurer and Director of Client Services. Ms. Wyatt was with Deloitte & Touche from 1980 to 1988, spending the last two years in the Executive Office Research Department as a Senior Manager. Ms. Wyatt has a B.S. in Accounting from the University of Utah.
Patrick Huvane, age 47, has been our Chief Accounting Officer and the Chief Accounting Officer of the Operating Company since August 2013. He was our Principal Accounting Officer and the Principal Accounting Officer of the Operating Company from February 2013 to August 2013, and Controller of TFP since November 2007. Mr. Huvane is employed by Mariner Investment Group LLC (“Mariner”) and provides services to the Company and the Operating Company through an Administrative Services Agreement between BackOffice Services Group, Inc., an affiliate of Mariner, and the Operating Company. Prior to joining Mariner in 2007, Mr. Huvane was Controller at Axon Financial Services, Inc. (“Axon”) from 2006 to 2007. For the five years prior to joining Axon, Mr. Huvane was employed at Fletcher Asset Management, Inc. (“Fletcher”). During his tenure with Fletcher, Mr. Huvane held positions of increasing responsibility, including as Chief Financial Officer and Chief Compliance Officer. Prior to that date, Mr. Huvane also was at Credit Suisse and Sumitomo Bank. He began his career as an auditor at Ernst & Young in 1990. Mr. Huvane was a part-time adjunct faculty member of Manhattan College’s Department of Economics & Finance from 2008 to 2009. He is a Certified Public Accountant in New York and is also a CFA charterholder. Mr. Huvane has a B.S. in Accounting from Manhattan College and an M.B.A. in Finance from New York University’s Leonard N. Stern School of Business.
Neil C. Rifkind, age 48, has been our Vice President, General Counsel and Secretary and the Vice President, General Counsel and Secretary of the Operating Company since July 2013. From 2011 until July 2013, Mr. Rifkind was Special Counsel at the law firm of Schulte Roth & Zabel LLP, specializing in mergers and acquisitions and securities law. From 2006 through 2010, he was an associate at Schulte Roth & Zabel LLP. From 1998 until 2006, Mr. Rifkind was an associate at the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Rifkind has a J.D. from Boston University School of Law, an M.A. in Philosophy from the University of Toronto and an A.B. in Philosophy from the University of Chicago.
CORPORATE GOVERNANCE MATTERS
This section of our proxy statement contains information about our corporate governance policies and practices. You can visit the governance documents section of our corporate website at http://www.tiptreefinancial.com to view or to obtain copies of the Company’s Bylaws, Charter, CNG Committee Charter, Audit Committee Charter, Code of Business Conduct and Ethics, Code of Ethical Conduct and Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of our Bylaws, Charter, CNG Committee Charter, Audit Committee Charter, Code of Business Conduct and Ethics, Code of Ethical Conduct, Corporate Governance Guidelines and Securities Trading Policy by directing your request in writing to Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary or by calling our corporate number at (212) 446-1400.
The Board of Directors and its Committees
Our Board of Directors presently consists of seven members: Michael G. Barnes, Geoffrey N. Kauffman, Lesley Goldwasser, William A. Houlihan, Jonathan Ilany, Richard A. Price and Bradley E. Smith. The Board of Directors has affirmatively determined that Messrs. Houlihan, Price and Smith and Ms. Goldwasser are independent as that term is defined in NASDAQ Marketplace Rules and SEC regulations. Mr. Houlihan has decided not to stand for reelection when his current term ends at the Annual Meeting.
The Board of Directors currently has two standing committees: an Audit Committee and a Compensation, Nominating and Governance Committee.
During fiscal 2014, our Board of Directors held eight meetings, the Audit Committee held four meetings and the CNG Committee held five meetings. All of our directors during fiscal 2014 attended at least 75% of the combined total number of meetings of our Board of Directors and the committees of the Board on which they served, if any, during fiscal 2014.
Audit Committee
Our Board of Directors has established an audit committee that meets the definition provided by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Until the Annual Meeting, the Audit Committee will be comprised of four of our independent directors: Messrs. Houlihan, Price and Smith and Ms. Goldwasser. The current Audit Committee members satisfy the definition of independence set forth in the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Mr. Houlihan has been Chairman of the committee since August 2010, and was determined by our Board of Directors to be an “audit committee financial expert” as that term is defined in the Exchange Act. Mr. Houlihan has decided not to stand for reelection when his current term ends at the Annual Meeting. Mr. Mack has been nominated for election at the Annual Meeting and if elected, will be the Chairman of the Audit Committee following the Annual Meeting. Mr. Mack satisfies the definition of independence set forth in the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act and will be an “audit committee financial expert” as that term is defined in the Exchange Act.
The Audit Committee assists the Board of Directors in overseeing:

•	our accounting and financial reporting processes;

•	the quality and integrity and audits of our consolidated financial statements, and accounting and reporting processes;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.
The Audit Committee is also responsible for engaging the independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and considering the range of audit and non-audit fees.
Compensation, Nominating and Governance Committee
Until the Annual Meeting, the CNG Committee will be comprised of four of our independent directors: Messrs. Price, Houlihan and Smith and Ms. Goldwasser. Mr. Price became Chairman of the committee in July 2013. Mr. Ilany was a member of the CNG Committee prior to September 15, 2014. Mr. Mack has been nominated for election at the Annual Meeting and if elected, will be a member of the CNG Committee following the Annual Meeting.
The CNG Committee is responsible for:

•
establishing our corporate goals and objectives relevant to the Chief Executive Officer’s compensation, reviewing the Chief Executive Officer’s performance in light of such goals and objectives and evaluating and approving the performance of, and the compensation paid by the Company to, the Chief Executive Officer in light of such goals and objectives;

•
reviewing and evaluating the performance of, and recommending to the Board of Directors the compensation of, our executive officers other than our Chief Executive Officer, considering our corporate goals and objectives and evaluating the performance of such executive officers in light of such goals and objectives;

•	overseeing the compensation policies and programs of our non-executive officer employees to determine whether such compensation policies and programs are functioning effectively and do not create any unreasonable risk to the Company, as well as reviewing the appropriateness of the compensation practices to determine if they are reasonably likely to have a material adverse effect on the Company;

•	reviewing, evaluating and recommending to the Board of Directors any incentive plan or material revision thereto, and administering the same;

•	reviewing and approving the disclosure regarding our compensation and benefit matters in our proxy statement and Annual Report;

•
identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and policies;

•	recommending to the Board of Directors compensation for service as directors in accordance with our corporate governance guidelines;

•	overseeing the evaluation of the structure, duties, size, membership and functions of the Board of Directors and its committees and recommending appropriate changes to the Board of Directors; and

•	establishing procedures to exercise oversight of the evaluation of the Board of Directors and its committees and members (including a self-evaluation).
The CNG Committee has the authority to retain, at the Company’s expense, independent legal, accounting and other consultants, advisors and experts that it reasonably determines to be necessary or appropriate to assist the committee in the performance of its responsibilities. The CNG Committee did not engage any compensation consultants in 2014. In 2015, the CNG Committee has engaged Compensation Advisory Partners LLC as compensation consultants to help determine or recommend the amount or form of executive and director compensation.
Director Compensation
The following table sets forth information regarding the compensation paid to, and the compensation expense we recognized, with respect to our Board of Directors during fiscal 2014:
Director Compensation Fiscal 2014 (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Michael G. Barnes(2)	$—	$—	$—
Lesley Goldwasser(3)	$—	$—	$—
William A. Houlihan	$72,511	$52,489	$125,000
Jonathan Ilany(4)	$30,009	$52,491	$82,500
Geoffrey N. Kauffman(5)	$—	$—	$—
Richard A. Price	$85,013	$34,987	$120,000
Bradley E. Smith	$40,012	$69,988	$110,000

(1)
Amounts recognized by the Company for financial statement reporting purposes in the fiscal year ended December 31, 2014 in accordance with Accounting Standards Codification 718 — Compensation — Stock Compensation. See Note 20 to the consolidated financial statements contained in the 2014 10-K. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded. In fiscal 2014, each director other than Messrs. Barnes and Kauffman received an annual retainer of $50,000, plus $6,250 per quarter for attending each quarterly meeting (for total meeting fees of $25,000 per year), plus $35,000 in immediately vested shares of our common stock. Each independent director may elect to receive up to $70,000 of the total compensation in the form of immediately vested shares of our common stock rather than cash. The annual retainer payable to our independent directors is payable quarterly in arrears. These shares are granted in arrears and for the first three quarters of 2014 were based on the closing price of our common stock on the last business day of each quarter and for the fourth quarter, the volume weighted average price for the ten trading days prior to the end of the quarter. The grant date fair market value of our common stock for each of the fiscal quarters in 2014 were $7.42, $9.68, $7.79 and $7.89, respectively.

(2)	Mr. Barnes receives no annual retainer in connection with his service on our Board.

(3)	Ms. Goldwasser joined the Board effective January 5, 2014.

(4)	Amounts represent payments for service as an independent director. Mr. Ilany ceased to be an independent director effective September 15, 2014.

(5)	Mr. Kauffman receives no annual retainer in connection with his service on our Board.

The Chair of the Audit Committee receives an additional annual retainer of $15,000 and the chair of the CNG Committee receives an additional annual retainer of $10,000. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director relationships and access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board of Directors and management responsibilities. Our CNG Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board of Directors.
Code of Business Conduct and Ethics and Code of Ethical Conduct
Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers (including our principal executive officer and principal financial and accounting officer) and employees, as well as employees of any person or its affiliates that provide services to us. The Code of Business Conduct and Ethics was designed to assist our directors, executive officers and employees, as well as employees of any person or its affiliates that provide services to us, in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, communications with the public, accounting matters, record keeping and discrimination and harassment. In addition, we have a Code of Ethical Conduct that applies to our senior officers and financial managers. The Code of Ethical Conduct provides principles to which senior officers and financial managers are expected to adhere and advocate, rules regarding individual and peer responsibilities, and responsibilities to other employees, us, the public and other stockholders. Like the Code of Business Conduct and Ethics, it is designed to assist the senior officers and financial managers comply with the law and resolve moral and ethical issues that may arise.
We intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Business Conduct and Ethics by posting such information on our corporate website.
Communications with our Board of Directors
We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our independent directors as a group or our individual directors. Any such communications may be sent to our Board of Directors in writing and should be directed to the Board of Directors, a committee, the independent directors as a group, or an individual director at Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary, who will forward all such communications on to the intended recipient. In addition, stockholder communications can be directed to our Board of Directors, a committee, the independent directors as a group or an individual director by calling our Corporate Governance Hotline at (844) 877-5474. Any such communications may be made anonymously.
Director Attendance at Annual Meetings
Pursuant to our Corporate Governance Guidelines, we expect each member of our Board of Directors to attend each annual meeting of stockholders. Last year, all of the then six directors attended the annual meeting of stockholders.
Identification of Director Candidates

As stated in the CNG Committee Charter, the CNG Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and for recommending to the Board nominees to be considered for election at our annual meeting of stockholders.
In making recommendations to our Board of Directors, the CNG Committee considers such factors as it deems appropriate. Though the Company does not have a formal policy addressing diversity, the Board of Directors and the CNG Committee believe that diversity is an important attribute of the members who comprise our Board of Directors and that members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. As such, directors should have diversity with respect to background, skills and expertise, industry knowledge and experience. The CNG Committee uses the following general criteria for identifying director candidates:

•	Directors should possess senior level management and decision-making experience;

•	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

•	Directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to the Company and its stockholders;

•
Directors should be highly accomplished in their respective fields, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

•	In addition to satisfying the independence criteria described in the Corporate Governance Guidelines, independent directors should be able to represent all stockholders of the Company;

•
Directors who are expected to serve on a committee of the Board of Directors shall satisfy applicable legal requirements and other criteria established by any securities exchange on which our common stock is listed; and

•	Directors should have the ability to exercise sound business judgment to provide advice and guidance to the Chief Executive Officer and Executive Chairman with candor.
The foregoing general criteria apply equally to the evaluation of all potential independent and management director nominees, including those individuals recommended by stockholders.
The Board of Director’s assessment of a director candidate’s qualifications also includes consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors.
Our CNG Committee may solicit and consider suggestions of our directors, TFP or its affiliates or our management regarding possible nominees. Our CNG Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.
Our CNG Committee may consider director candidates recommended by our stockholders. Our CNG Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board of Directors, TFP or its affiliates or our management. Any recommendations by stockholders should follow the procedures outlined under “Additional Information — Stockholder Proposals” in this proxy statement and in our bylaws.
Executive Sessions of Independent Directors
In accordance with our Corporate Governance Guidelines, the independent directors serving on our Board of Directors are given an opportunity at each meeting to meet in executive session without the presence of any directors or other persons who are part of our management. Our executive sessions were chaired by Mr. Houlihan, our Lead Director at the time. On March 26, 2015, Mr. Price was appointed as our Lead Director. Interested parties may communicate directly with our Lead Director or our independent directors as a group through the process set forth above under “Communications with our Board of Directors.”
Current Board Leadership Structure
Our Board of Directors is led by Michael G. Barnes, the Chairman of our Board of Directors, and our Executive Chairman.

Because the Chairman of the Board of Directors is not independent, the Board of Directors appointed Mr. Price to serve as the Company’s Lead Director and provide the following services to the Company: preside at executive sessions of the independent directors and preside at meetings of the Board of Directors when the Chairman is not present.
To help ensure that the Board of Directors carries out its oversight responsibilities, our Corporate Governance Guidelines require the Board of Directors as a whole to maintain independence from management. Pursuant to the Corporate Governance Guidelines, a majority of the Board of Directors must be independent. As of the date hereof, four of our current seven directors have been determined to be independent.
Board’s Role in Risk Oversight
Our Board of Directors oversees our business in general, including risk management and performance of the Executive Chairman, Co-Chief Executive Officers and other members of senior management, to assure that the long-term interests of the stockholders are being served. Each committee of our Board of Directors is also responsible for reviewing the risk exposure related to such committee’s areas of responsibility and providing input to senior management on such risks.
Management and our Board of Directors have a process to identify, analyze, manage and report all significant risks facing us. Our Executive Chairman and Co-Chief Executive Officers will regularly report to the Board of Directors on significant risks facing us, including legal, financial, operational and strategic risks. The Audit Committee reviews with senior management significant risks related to the Company and periodically reports to the Board of Directors on such risks.
In addition, pursuant to its charter, the Audit Committee is responsible for reviewing and discussing the Company’s business risk management process, including the quality and integrity of the Company’s financial statements, and accounting and reporting processes, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. Furthermore, the Audit Committee evaluates key financial statement issues and risks, their impact or potential effect on reported financial information and the process used by management to address such matters. At each Audit Committee meeting, management briefs the committee on the current business and financial position of the Company, as well as such items as internal audits and independent audits.
CNG Committee Interlocks and Insider Participation
The following non-employee directors are the current members of the CNG Committee of the Board of Directors following the Annual Meeting: Messrs. Price, Houlihan and Smith and Ms. Goldwasser. Mr. Mack has been nominated for election to the Board of Directors at the Annual Meeting, and if elected, will be a member of the CNG Committee. Until he ceased being an independent director on September 15, 2014, Mr. Ilany was a member of the CNG Committee. During 2014, none of the Company’s executive officers served as a director or member of the corporate governance committee of any other entity whose executive officers served on the Company’s Board of Directors or CNG Committee.
AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with the Audit Committee Charter. Management has the primary responsibility for the preparation and presentation and integrity of our financial statements and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed with our independent auditors, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent auditors also provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board relating to the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with our independent auditors the auditors’ independence from both management and our Company.
Our Audit Committee discussed with our independent auditors the overall scope and plans for their audit. Our Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Submitted by the Audit Committee

William A. Houlihan (Chairman)
Lesley Goldwasser
Richard A. Price
Bradley E. Smith
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Securities Act and/or Exchange Act.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the accounting firm of KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to ratification of this appointment by our stockholders. KPMG acted as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2013 and 2014.
A representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
The following table presents the approximate aggregate fees billed by KPMG, our independent registered public accounting firm for fiscal 2014 and 2013, respectively:

	2014	2013
Audit Fees(1)	$2,086,000	$1,151,087
Audit-Related Fees(2)	757,500	662,227
Tax Fees(3)	10,000	89,714
All Other Fees(4)	78,130	41,930
Total Fees	$2,931,630	$1,944,958

(1)	Fees related to our annual audit, review of our quarterly reports on Form 10-Q, and review of documents filed with the SEC.

(2)	Fees related to regulatory and statutory filings and acquisition related audit procedures for subsidiary entities.

(3)	Fees related to tax compliance services and tax preparation services.

(4)	Fees for agreed upon procedures performed at subsidiary entities and other incidental expenses.
Pre-Approval Policies and Procedures of the Audit Committee
The Audit Committee has sole authority (with the input of management) to approve in advance all engagements of our independent registered public accounting firm for audit or non-audit services. All services provided by KPMG in 2013 and 2014 were pre-approved by the Audit Committee. The Audit Committee has determined that the non-audit services provided by the Company’s independent registered public accounting firms are compatible with maintaining the accounting firm’s independence.
Ratification
The Board of Directors asks stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Vote Required and the Recommendation of the Board
The affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 2. For purposes of the vote on Proposal 2, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary - Introduction
This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and programs, and the decisions made by our CNG Committee during 2014.
Tiptree is managed by a management Executive Committee consisting of Michael G. Barnes, Geoffrey N. Kauffman and Jonathan Ilany. The Executive Committee is responsible for strategic planning, capital allocation among Tiptree’s business sectors, overseeing M&A activity and risk management.
Tiptree’s executive compensation program is intended to reward our leadership for delivering results and align the interests of our leadership with those of our shareholders on an annual and long-term basis.
Our executive officers whose compensation is discussed in this CD&A and whose compensation is shown in the compensation tables below are referred to as our named executive officers (NEOs). For 2014, our NEOs are:

Executive	Title
Michael G. Barnes	Executive Chairman
Geoffrey N. Kauffman	Co-Chief Executive Officer
Jonathan Ilany	Co-Chief Executive Officer
Julia Wyatt	Chief Operating Officer
Neil C. Rifkind	Vice President, General Counsel and Secretary
Please note that Michael G. Barnes and Julia Wyatt are employees of Tricadia and are not directly compensated by Tiptree. Instead Tiptree makes payments to Tricadia for their services under a Transition Services Agreement.
2014 Company Performance
In 2014, Tiptree’s management completed several key initiatives, including:

•	Established a tax efficient mechanic for exchange of partnership units into our class A common stock

•	Registration of approximately 21 million Class A shares for resale by partners who exchanged private partnership units for class A common stock

•	Acquisition of Fortegra Financial in December pursuant to an agreement signed in August

•	Signing an agreement in October to sell Philadelphia Financial Group to Blackstone Group

•	Signing an agreement in November to acquire Reliance First Capital
2014 Compensation Highlights
Compensation of the Executive Committee is driven by the financial performance of the company.
For 2014, Tricadia received from Tiptree $100,000 for Michael Barnes’ services and this amount was unchanged from 2013. Tricadia also received an immediately vested grant of stock with a grant date closing price value of $1,385,148 under Tiptree’s Long Term Performance Award program.
For 2014, Mr. Kauffman received a base salary of $350,000 and this amount was unchanged from 2013. The majority of Mr. Kauffman’s compensation came in the form of a cash annual bonus of $1,585,479 which is determined as a formulaic percentage of Tiptree’s pre-tax, pre-bonus adjusted net income pursuant to Mr. Kauffman’s employment contract. In addition to his cash incentive, he received an immediately vested grant of stock with a value of $461,711 under Tiptree’s Long Term Performance Award program.
For 2014, Mr. Ilany received a base salary of $350,000 and 30,000 shares of restricted stock units that vest over three years, with a value of $230,100.
The CNG Committee will be reviewing the compensation program in 2015 to ensure that the program is well aligned with changes to our corporate structure.

Our Compensation Program
Guiding Principles
Our CNG Committee has developed the following Guiding Principles for our compensation program going forward. The Committee will be reviewing the compensation program over time to ensure that it continues to be effective in achieving these objectives as Tiptree evolves.

•	Align executive compensation with shareholder interests

•	Balance short-term and long-term performance and improve focus on long-term value creation

•	Retain current management and effectively attract new executives over time
The Compensation Process
Role of Management in Compensation Decisions
Our Executive Chairman provides the CNG Committee with preliminary recommendations for compensation of the NEOs other than himself, to the extent there is discretion in making compensation decisions. The CNG Committee approves the compensation for all NEOs, including the Executive Chairman and Co-CEOs.
2014 Compensation Program and Decisions
Base Salary Decisions
The Committee’s philosophy is to maintain base salaries at a modest level and to use incentive compensation as the primary form of compensation. Base salaries for NEOs did not increase from 2013. As stated earlier, the Executive Chairman and the Chief Operating Officer were not compensated directly by Tiptree and the amounts below reflect the amounts paid to Tricadia for their services under a Transition Services Agreement.
In 2014, the base salary rates or amounts paid under the Transition Services Agreement for the services of the NEOs were as follows:
•Executive Chairman: $100,000
•Co-Chief Executive Officers: $350,000
•Chief Operating Officer: $350,000
•Vice President, General Counsel and Secretary: $375,000
The salary rates and amounts paid under the Transition Services Agreement did not change for 2015.
Annual Incentives
In 2014, the Company had four forms of annual incentives in place:
•Mr. Kauffman’s formulaic incentive under his employment agreement

•	Long-term Performance Awards: Annual incentive paid in stock provided to Tricadia for the services of the Executive Chairman and to Mr. Kauffman
•Discretionary cash bonus for the NEOs
•Long-term incentive compensation for NEOs
Mr. Kauffman’s Formulaic Incentive
Prior to Tiptree’s management internalization, Tiptree was externally managed by Tricadia and Mr. Kauffman was an employee of Tricadia with responsibility for managing Tiptree’s business. Tiptree developed a formulaic incentive for Mr. Kauffman that largely replicated his compensation structure at Tricadia. Mr. Kauffman’s compensation is directly related to the level of profitability in our business and is equal to 5% of the company’s pre-tax, pre-bonus adjusted net income. As a result, as Tiptree’s net income increases or decreases from year to year, Mr. Kauffman’s cash bonus will fluctuate proportionately.
Long Term Performance Awards
Long Term Performance Awards (“LTPAs”) are annual incentives to Mr. Kauffman and to Tricadia for services of Mr. Barnes that are paid in the form of immediately vested stock. Mr. Barnes is a Managing Partner and Co-Chief Investment Officer of Tricadia and devotes a significant amount of his business time to Tricadia. Amounts are based on a methodology adopted in connection with the internalization of management which is reviewed and approved by the CNG annually. For 2014, Tiptree’s incentive compensation pool for executives in place at the time of the internalization was approximately 50% of the hypothetical management fees that would have been payable to Tricadia as external manager net of direct and allocated expenses. Approximately 20% of that pool is granted to Tricadia and Mr. Kauffman in LTPAs. By delivering the awards in the form of stock, the CNG feels that the LTPAs help to align the interests of the executives with stockholders and encourage executives to hold shares of the Tiptree stock. For 2014, Tiptree paid an LTPA of 180,593 shares, with a grant date value of $1,385,148, to Tricadia in recognition of Mr. Barnes’s service, which was distributed to Tricadia limited partners, and paid an LTPA of 60,198 shares, with a grant date value of $461,711, to Mr. Kauffman. The shares were granted on January 5, 2015 with a grant date value based on a closing price of $7.67 per share on such date.
Discretionary Cash Incentives
For Named Executive Officers other than the Executive Chairman, Co-CEOs annual incentive payout recommendations have been made to the CNG Committee by Executive Committee, with final approval by the CNG Committee. In developing recommendations, the Executive Committee considers the overall profitability of Tiptree, as well as the individual performance of the executive.
In 2014, the Vice President, General Counsel and Secretary was the only Named Executive Officer to receive a discretionary cash incentive. His payout was $375,000 and reflected his strong performance in supporting Tiptree establish mechanics for exchange of partnership units into our Class A common stock, registration of additional Class A shares, Tiptree’s acquisition of Fortegra Financial Corporation in December, Tiptree’s signing an agreement to sell Philadelphia Financial Group Inc., Tiptree’s signing an agreement to acquire Reliance First Capital, LLC and Tiptree’s purchase of Luxury Mortgage Corporation and restructuring of the investment.
Long-term Incentive Compensation
The CNG Committee has the ability to make grants of equity based compensation under its equity plans. To date, the Committee has not included long-term incentive compensation as a core part of annual compensation for the executive team. For 2014, the Committee granted 30,000 shares of restricted stock units to Mr. Ilany, with a grant date fair value of $230,100, and 16,500 shares of restricted stock units to Mr. Rifkind, with a grant date fair value of $126,555, in each case that vest over three years. These awards were intended to recognize performance of the executives and, to help align them with the interests of shareholders by increasing their stock ownership level.
Perquisites
Tiptree does not provide perquisites to its Named Executive Officers.
Benefits
Tiptree does not provide any special benefits to its Named Executive Officers that are not available to the employee population as a whole.
Severance
Under his employment agreement, if he is terminated without cause or terminates his employment for Good Reason, Mr. Kauffman will be entitled to a severance payment equal to two times his annual base salary plus the total incentive compensation (cash bonus and LTPAs) paid in the prior two years. No other NEO is entitled to severance.
Hedging
Under Tiptree’s Securities Trading Policy, the NEOs are prohibited from shorting, pledging or hedging Tiptree stock.
Tax Deductibility of NEO Compensation
Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to each of its Chief Executive Officer and three other named executive officers (other than the Chief Financial Officer), unless certain conditions are satisfied. Certain types of performance-based compensation are generally exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section 162(m). One of the factors that we may consider in structuring the compensation for our named executive officers is the deductibility of such compensation under Section 162(m) to the extent applicable. However, this is not the driving or most influential factor. Our CNG Committee may approve non-deductible compensation arrangements after taking into account several factors, including our ability to utilize deductions based on projected taxable income, and specifically reserves the right to do so. All of the 2014 compensation to our NEOs was deductible under Section 162(m) to the extent applicable.
Prior Say on Pay Vote
At our 2014 Annual Meeting of Stockholders, our advisory vote to approve compensation of our named executive officers received the support of 99.87% of the votes cast.
Compensation Considerations for 2015
In 2015, the CNG Committee engaged an independent compensation consulting firm, Compensation Advisory Partners, LLC to assist the CNG Committee in reviewing the current compensation structure and to work with Tiptree to make modifications to the current compensation program, as necessary. Potential changes under consideration include modifications to the approach for determining annual incentive compensation, mandatory deferral of a portion of annual incentive compensation, an increase in the proportion of total compensation delivered in equity compensation and development of a more formal long term incentive program.
COMPENSATION COMMITTEE REPORT
The Tiptree CNG Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Tiptree’s proxy statement on Schedule 14A filed with the SEC.
Submitted by the Compensation Committee

Richard A. Price, Chair
Lesley Goldwasser
William A. Houlihan
Bradley E. Smith
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Securities Act and/or Exchange Act.
EXECUTIVE COMPENSATION
Summary Compensation
The following table sets forth information regarding the compensation paid to our named executive officers by us in 2014 and 2013.
Summary Compensation Table 2014

Name and Current Title	Year	Salary or Service Fees Paid to Tricadia ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Michael G. Barnes(2)	2014	$100,000	$—	$1,385,148	$—	$1,485,148
Executive Chairman	2013	$100,000	$—	$1,620,003	$—	$1,720,003
Geoffrey N. Kauffman(3)	2014	$350,000	$1,585,479	$461,711	$—	$2,397,190
Co-Chief Executive Officer	2013	$350,000	$1,824,832	$636,995	$—	$2,811,827
Jonathan Ilany(4)	2014	$87,500	$—	$230,100	$—	$317,600

Co-Chief Executive Officer	2013	$—	$—	$—	$—	$—
Julia Wyatt(5)	2014	$350,000	$—	$115,050	$—	$465,050
Chief Operating Officer	2013	$350,000	$—	$50,002	$—	$400,002
Neil C. Rifkind(6)	2014	$375,000	$375,000	$126,555	$—	$876,555
Vice President, General Counsel and Secretary	2013	$187,500	$125,000	$15,000	$—	$327,500

(1)
See Note 20 to the Company’s Consolidated Financial Statements included in the Company’s 2014 Annual Report on Form 10-K. Stock award values are based on the grant date fair value of $7.67 computed in accordance with FASB ASC Topic 718. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(2)
Mr. Barnes does not receive compensation directly from Tiptree. Tiptree pays $100,000 per year plus incentive compensation to Tricadia for Mr. Barnes’ services as Executive Chairman of Tiptree under a Transition Services Agreement between Tiptree and Tricadia. See “Certain Relationships and Related Transactions — Transactions with Related Persons — Transition Services Agreement.” Stock awards represent the December 31 closing price value of shares received by Tricadia. Mr. Barnes is a partner in Tricadia and the December 31 closing price value of shares received by Mr. Barnes from Tricadia in a distribution of shares of Class A common stock in accordance with Mr. Barnes interests in Tricadia was $544,739 for 2014 and $618,237 for 2013. For 2014, Tricadia received 180,593 shares of Class A common stock as incentive compensation approved by the CNG Committee for Mr. Barnes services as Executive Chairman under the Transition Services Agreement.

(3)
On February 23, 2015, Mr. Kauffman was appointed Co-Chief Executive Officer. Prior to that, he was President and Chief Executive Officer since July 1, 2013. Excludes 632 shares of Class A common stock received as a limited partner in Tricadia in a pro rata distribution in accordance with Mr. Kauffman’s interests in Tricadia.

(4)
Mr. Ilany joined Tiptree as Executive Vice President, Head of Mortgage Finance and Asset Management on October 1, 2014 and on February 23, 2015, Mr. Ilany was appointed Co-Chief Executive Officer. The stock award consists of restricted stock units granted January 5, 2015 that vest over three years.

(5)
Ms. Wyatt was appointed Chief Operating Officer effective January 1, 2014. Prior to that, she was chief Financial Officer since July 1, 2013. Ms. Wyatt does not receive cash compensation directly from the Company. Tiptree pays Tricadia $350,000 per year for Ms. Wyatt’s services and certain other finance/accounting personnel under a Transition Services Agreement between Tiptree and Tricadia. See “Certain Relationships and Related Transactions — Transactions with Related Persons — Transition Services Agreement.” Excludes 584 shares of Class A common stock received by Ms. Wyatt as a limited partner in Tricadia in a pro rata distribution in accordance with Ms. Wyatt’s interests in Tricadia.

(6)	Mr. Rifkind was appointed Vice President, General Counsel and Secretary on July 8, 2013. The stock award consists of restricted stock units granted January 5, 2015 that vest over three years.
Employment Arrangements
In connection with the Contribution Transactions, a subsidiary of the Company entered into an Amended and Restated Employment Agreement with Geoffrey N. Kauffman as our President and Chief Executive Officer (the “Kauffman Employment Agreement”). Pursuant to the Kauffman Employment Agreement, Mr. Kauffman will receive compensation consisting of an initial annual base salary of $350,000 and an annual cash bonus based on the Operating Company’s performance. The Board of Directors may increase the base salary annually. For each calendar year up through and including December 31, 2015, Mr. Kauffman’s annual bonus will be equal to 5% of the Operating Company’s annual GAAP pre-tax net income (before Mr. Kauffman’s bonus but after all other expenses) reduced by Operating Subsidiary’s annual GAAP pre-tax net losses since June 30, 2012, adjusted as determined by the Board to address any significant deviation between GAAP net income and Operating Company’s economic financial performance. For each calendar year after 2015, his annual bonus will have a target determined by the Board of Directors based on a percentage of the Company’s annual net income or other financial metrics as determined by the Board of Directors. Mr. Kauffman is also eligible to participate in any stock option, restricted stock, equity compensation or other long-term incentive plan of the Company pursuant to the terms and conditions of such plan then in effect.
There is no specified term under the Kauffman Employment Agreement and the Company may terminate Mr. Kauffman at any time upon approval of the Board of Directors. If Mr. Kauffman is terminated by the Company without cause or terminates his employment for Good Reason (as defined in the Kauffman Employment Agreement), then Mr. Kauffman will be entitled, subject to the execution of a general release, to (i) earned but unpaid bonuses with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs and (ii) severance payments equal to the amount of base salary in the prior two years plus the amount of bonuses in the prior two years, with such severance payments to be made in three equal installments over two years beginning 60 days after termination.
Mr. Kauffman has agreed that, during his employment and for one year following the date of termination, he will not:

•	engage in, participate in, carry on, own, or manage, directly or indirectly, any business entity that competes or competed with the Company or any affiliate of the Company;

•
directly or indirectly solicit, service, or interfere with clients of, or investors in, the Company or the Company’s products or managed entities, or attempt to cause or influence any such person or entity to reduce the level of business it does with the Company; or

•
directly or indirectly solicit, hire, recruit, encourage, induce, or attempt to induce any employee of the Company to terminate his/her employment with the Company, or otherwise directly or indirectly employ or engage such person as an employee, independent contractor, consultant, or otherwise.

Mr. Kauffman has also agreed that he will hold in confidence for the benefit of the Company, all of the information and business secrets in respect of the Company and its affiliates, and will not, at any time before or after their employment ends, willfully use, disclose or divulge any such information and that any intellectual property developed by him during his employment is, and will always remain, solely the property of the Company.
Tiptree Asset Management Company, LLC (“TAMCO”), a subsidiary of the Company and Mr. Ilany entered into an Executive Employment Agreement dated as of October 1, 2014 (the “Ilany Employment Agreement”). Pursuant to the Ilany Employment Agreement, Mr. Ilany will receive compensation for serving as Executive Vice President, Head of Mortgage Finance and Asset Management of Tiptree and Operating Company, consisting of an initial annual base salary of $350,000 and an annual cash bonus which for the fiscal year 2014 shall be discretionary and in an amount set by the CNG Committee. Thereafter Mr. Ilany is eligible to receive an annual cash bonus in an amount determined by the CNG Committee based on the Company’s achievement of specific annual corporate performance objectives relating to the growth and profitability of the mortgage finance and asset management businesses as determined by the CNG Committee. Performance based compensation will be conditional upon, and in relationship to, Tiptree achieving its own performance objectives with regard to growth and profitability. Mr. Ilany is also eligible to participate in any stock option, restricted stock, equity compensation or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan then in effect.
There is no definite term under the Ilany Employment Agreement, and the Company may terminate Mr. Ilany at any time upon approval of Tiptree’s board of directors. If Mr. Ilany is terminated without cause, then Mr. Ilany will be entitled, subject to the execution of a general release, to (i) his earned but unpaid base salary, any unreimbursed business expenses and any rights or benefits to which Mr. Ilany is entitled under the terms of any employee benefit plan; (ii) earned but unpaid bonuses with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs; and (iii) the pro rata amount up to the date of termination of bonuses and other incentive compensation that would have been payable with respect to the performance period that ends in the calendar year in which the termination occurs.
Mr. Ilany has agreed that, during his employment and for one year following the date of termination, he will not:

•	engage in, participate in, carry on, own, or manage, directly or indirectly, any business entity that competes or competed with the Company or any affiliate of the Company;

•
directly or indirectly solicit, service, or interfere with clients of, or investors in, the Company or the Company’s products or managed entities, or attempt to cause or influence any such person or entity to reduce the level of business it does with the Company; or

•
directly or indirectly solicit, hire, recruit, encourage, induce, or attempt to induce any employee of the Company to terminate his/her employment with the Company, or otherwise directly or indirectly employ or engage such person as an employee, independent contractor, consultant, or otherwise.

Mr. Ilany has also agreed that he will hold in confidence for the benefit of the Company, all of the information and business secrets in respect of the Company and its affiliates, and will not, at any time before or after their employment ends, willfully use, disclose or divulge any such information and that any intellectual property developed by him during his employment is, and will always remain, solely the property of the Company.

The Ilany Employment Agreement was amended on February 23, 2015 to reflect the change of Mr. Ilany’s position to Co-Chief Executive Officer. The amendment does not otherwise change the description of the Ilany Employment Agreement described above.

TAMCO and Mr. Rifkind entered into an employment letter dated as of June 17, 2013 (the “Rifkind Employment Letter”). Pursuant to the Rifkind Employment Letter, Mr. Rifkind will receive compensation for serving as Vice President, General Counsel and Secretary of Tiptree, Operating Company and TFP, consisting of an initial annual base salary of $375,000 and an annual cash bonus in an amount determined by the CNG based on the recommendation of the Executive Committee’s achievement of specific annual corporate performance objectives as determined by the CNG.
The Rifkind Employment Letter provides that Mr. Rifkind is an employee at will and that either Tiptree or Mr. Rifkind may terminate the employment relationship at any time and for any reason, with or without cause.
Mr. Rifkind has agreed that, during his employment and for six months following the date of termination, he will not engage in, participate in, carry on, own, or manage, directly or indirectly, any business entity that competes or competed with the Company or any affiliate of the Company.
Mr. Rifkind has also agreed that, during his employment and for eighteen months following the date of termination, he will not:

•
directly or indirectly solicit, service, or interfere with clients of, or investors in, the Company or the Company’s products or managed entities, or attempt to cause or influence any such person or entity to reduce the level of business it does with the Company; or

•
directly or indirectly solicit, hire, recruit, encourage, induce, or attempt to induce any employee of the Company to terminate his/her employment with the Company, or otherwise directly or indirectly employ or engage such person as an employee, independent contractor, consultant, or otherwise.

The services of Michael G. Barnes, our Executive Chairman, and Julia Wyatt, our Chief Operating Officer during 2014, are provided by Tricadia to the Company pursuant to the Transition Services Agreement described under “Certain Relationships And Related Transactions — Transactions with Related Persons — Transition Services Agreement”.

Outstanding Equity Awards at Fiscal Year End for 2014
The following outstanding equity awards for 2014, issued to our named executive officers, were approved by our board in December 2014 and issued on January 5, 2015:

Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Michael G. Barnes	—	$—	—	$—
Geoffrey N. Kauffman	—	$—	—	$—
Jonathan Ilany	30,000	$230,100	—	$—
Julia Wyatt(2)	18,733	$143,682	—	$—
Neil C. Rifkind	16,500	$126,555	—	$—

(1)	Based on the Class A common stock closing price of $7.67 on January 5, 2015.

(2)	Includes 3,733 unvested restricted stock units granted prior to January 5, 2015.

On January 5, 2015, 18,205 shares of Class A common stock were issued upon vesting of restricted stock units. The Company does not have any equity compensation programs that were not approved by stockholders.
Option Exercises and Stock Vested
We have not granted any stock options. No executive officer’s restricted shares vested during fiscal 2014.
Termination and Change in Control Arrangements
Under the Kauffman Employment Agreement and the Ilany Employment Agreement, Messrs. Kauffman and Ilany are entitled to payments and benefits upon the occurrence of specified events including termination of employment. The specific terms of these arrangements are discussed under the heading “Potential Payments Upon Termination or Change in Control.” The terms of these arrangements were negotiated as a part of the Kauffman Employment Agreement and the Ilany Employment Agreement and were considered reasonable in light of our intention to recruit Messrs. Kauffman and Ilany to join our Company.
Equity Compensation
The CNG Committee, may, from time to time, grant equity awards pursuant to our equity plans that are designed to align the interests of our executive officers with those of our stockholders, by allowing our executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. The equity awards granted to our executive officers are designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals.
Potential Payments to 2014 Named Executive Officers Upon Termination or Change in Control
Messrs. Kauffman, Ilany and Rifkind are the only named executive officers with an employment contract. If Mr. Kauffman is terminated by the Company without cause or Mr. Kauffman terminates his employment for good reason, then Mr. Kauffman will be entitled, subject to the execution of a general release, to (i) earned but unpaid bonuses with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs and (ii) severance payments equal to the amount of base salary in the prior two years plus the amount of incentive compensation in the prior two years, with such severance payments to be made in three equal installments over two years beginning 60 days after termination. If Mr. Kauffman’s employment were terminated by the Company without cause or by Mr. Kauffman for good reason as of December 31, 2014, he would have been entitled to receive a total severance of $5,209,017 (representing a base salary amount of $700,000 and an incentive compensation amount of $4,509,017).
If Mr. Ilany is terminated without cause, then Mr. Ilany will be entitled, subject to the execution of a general release, to (i) his earned but unpaid base salary, any unreimbursed business expenses and any rights or benefits to which Mr. Ilany is entitled under the terms of any employee benefit plan; (ii) earned but unpaid bonuses with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs; and (iii) the pro rata amount up to the date of termination of bonuses and other incentive compensation that would have been payable with respect to the performance period that ends in the calendar year in which the termination occurs.
If Mr. Rifkind is terminated for any reason, he is entitled to his salary until the date of termination.
Equity Compensation Plans

Set forth below is certain information, as of December 31, 2014, regarding equity compensation that has been approved by stockholders:

Equity compensation plans approved by stockholders	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price	Number of securities remaining available for issuance under plan
Manager plan	—	N/A	134,629
2013 equity plan	—	N/A	1,793,274

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Owners of More Than 5% of Common Stock and Directors and Named Executive Officers
The following table sets forth the beneficial ownership of our Class A common stock, as of March 31, 2015, for: (1) each person known to us to be the beneficial owner of more than 5% of our Class A outstanding common stock; (2) each of our directors and nominees for director; (3) each of our named executive officers; and (4) our directors, nominees for director and current executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.
The percentage ownership data is based on 31,980,012 shares of our Class A common stock issued and outstanding as of March 31, 2015. We also have issued and outstanding 9,770,367 shares of Class B common stock that generally vote together on all matters with the Class A common stock. All of the Class B common stock is owned by TFP. Pursuant to the limited liability company operating agreement of the Operating Company, from and after July 1, 2014, on a monthly basis, TFP’s limited partners other than Tiptree may directly exchange TFP partnership units for Class A common stock of Tiptree (at a rate of 2.798 shares of Class A common stock per TFP partnership unit, subject to certain conditions and limitations). An equal number of Class B shares are canceled when Class A shares are issued in exchanges, with the result that the total number of shares entitled to vote is not affected by exchanges. As of March 31, 2015, Tiptree owns approximately 68% of TFP. As a result, Tiptree’s combined direct and indirect ownership of Operating Company is approximately 77% as of March 31, 2015. The percentage of TFP (and therefore Operating Company) owned by Tiptree may increase in the future to the extent TFP limited partners exchange their limited partnership units of TFP for Class A common stock of Tiptree.
If all of the limited partners of TFP were to elect to redeem their partnership units for Class A common stock, an additional 9,770,367 shares of our Class A common stock would be issuable (excluding 3,609,420 shares of Class A common stock issuable upon redemption of Operating Company units issuable upon exercise of warrants). For the officers, directors and affiliates, we have included information regarding Class A common stock issuable upon redemption of Operating Company units as beneficially owned.
In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below is c/o Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, New York 10017.
There can be no assurance that the persons listed below will choose to redeem TFP units for shares of Class A Common stock in the table below.

Name	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Class A Common Stock
Greater than 5% Stockholders
Michael G. Barnes(1)	11,639,093	27.40%
Nomura Securities Co., Ltd(2)	3,730,665	11.67%
Blue Ridge Investments, L.L.C.(3)	2,571,773	8.04%

Carlyle Multi-Strategy Master Fund Liquidating Trust(4)	1,865,334	5.83%
Tiptree Financial Partners L.P.(5)	14,032,287	30.50%
Arif Inayatullah(6)	9,412,655	23.08%
ProSight Specialty Insurance Group, Inc.(7)	5,596,000	17.50%
Canyon Value Realization Fund, L.P.(8)	2,798,000	8.75%
TFPLP Holdings I LLC(9)	4,774,988	12.99%
TFPLP Holdings III LLC(10)	1,900,341	5.61%

Directors
Michael G. Barnes(1)	11,639,093	27.40%
Geoffrey N. Kauffman	663,278	2.06%
William A. Houlihan	16,646	*
Jonathan Ilany(11)	17,863	*
Richard A. Price	9,341	*
Bradley E. Smith(12)	77,395	*
Lesley Goldwasser	—	—%
John E. Mack	—	—%

Executive Officers
Michael G. Barnes(1)	11,639,093	27.40%
Geoffrey N. Kauffman	663,278	2.06%
Jonathan Ilany(11)	17,863	*
Julia Wyatt(13)	77,216	*
Patrick Huvane	16,588	*
Neil C. Rifkind(14)	2,005	*
All Directors and Executive Officers as a Group (11 Persons)(1)	12,519,425	29.32%

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our Class A common stock outstanding.

(1)
Mr. Barnes is deemed to beneficially own 11,639,093 shares of Class A common stock consisting of 1,134,546 shares of Class A common stock over which Mr. Barnes has sole voting and dispositive power and 652,500 shares of Class A common stock issuable pursuant to a warrant owned by TFP over which Mr. Barnes has shared voting and dispositive power. The 9,852,047 shares of Class A common stock issuable upon redemption of Operating Company units consist of 1,665,798 shares of Class A common stock issuable in redemption of TFP partnership units over which Mr. Barnes has sole voting and dispositive power, 4,907,343 shares of Class A common stock over which Mr. Barnes has shared voting and dispositive power and 3,278,906 shares of Class A common stock issuable upon exercise of warrants over which Mr. Barnes has shared voting and dispositive control. Mr. Barnes disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(2)	Based on the Schedule 13G filed on November 30, 2014. The mailing address of this reporting person is 1-9-1 Nihonbashi Chuo-ku, Tokyo 103-8645, Japan.

(3)
Based on the Schedule 13G filed on February 13, 2015, by Bank of America Corporation on behalf of itself and its wholly owned subsidiaries, Merrill Lynch Pierce Finner & Smith, Inc., Bank of America N.A. and Blue Ridge Investments, LLC, based on Class A common stock held on December 31, 2014. The mailing address of this reporting person is Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, NC 28255.

(4)
Based on the Schedule 13G filed on February 12, 2015, based on Class A common stock held on December 31, 2014. The mailing address of this reporting person is The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 203, Washington D.C. 20004-2505.

(5)
The shares issuable upon redemption consists of 9,770,367 shares of Class A common stock issuable upon redemption by TFP of membership units of Operating Company owned by it and 3,609,420 shares of Class A common stock issuable upon exercise of warrants held by TFP.

(6)
Mr. Inayatullah is deemed to beneficially own 9,412,655 shares of Class A common stock consisting of 609,111 shares of Class A common stock over which Mr. Inayatullah has sole voting and dispositive power and 617,295 shares of Class A common stock issuable in redemption of TFP partnership units over which Mr. Inayatullah has sole voting and dispositive control, 4,907,343 shares of Class A common stock over which Mr. Inayatullah has shared voting and dispositive control and 3,278,906 shares of Class A common stock issuable upon exercise of warrants over which Mr. Inayatullah has shared voting and dispositive control. Mr. Inayatullah disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(7)
Based on the Schedule 13G filed on March 4, 2015, based on Class A common stock held on August 5, 2014 and includes 3,242,882 shares of Class A common stock held by New York Marine and General Insurance Company, 1,411,591 shares of Class A common stock held by Gotham Insurance Co. and 941,527 shares of Class A common stock held by South West Marine & General Insurance Co., all of which are subsidiaries of ProSight Specialty Insurance Group, Inc. The mailing address of this reporting person is 412 Mt. Kemble Avenue, Suite 300C, Morristown, NJ 07960. The Goldman Sachs Group, Inc. and certain of its affiliates (the “GS Group”) may be deemed to beneficially own indirectly such shares based on the Schedule 13G filed on March 4, 2015 by the GS Group. TPG Group Holdings (SBS) Advisors, Inc., and certain of its affiliates (the “TPG Group”) may be deemed to beneficially own indirectly such shares based on the Schedule 13G filed on March 4, 2015 by the TPG Group.

(8)
Based on the Schedule 13G filed on February 13, 2015, based on Class A common stock held on December 31, 2014. The mailing address for this reporting person is 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

(9)
Consists of 3,569,509 shares of Class A common stock issuable in redemption of TFP partnership units owned by TFPLP I LLC (“TFPLP I”) and 1,205,479 shares of Class A common stock issuable in redemption upon exercise of warrants to acquire TFP partnership units owned by TFPLP I. Mr. Barnes and Mr. Inayatullah have shared voting and dispositive control over the securities beneficially owned by TFPLP I.

(10)
Consists of 1,337,834 shares of Class A common stock issuable in redemption of TFP partnership units owned by TFPLP III LLC (“TFPLP III”) and 562,507 shares of Class A common stock issuable in redemption upon exercise of warrants to acquire TFP partnership units. Mr. Barnes and Mr. Inayatullah have shared voting and dispositive control over the securities beneficially owned by TFPLP III.

(11)
Excludes 30,000 restricted stock units (“RSUs”), which was granted to Mr. Ilany on January 5, 2015 and represents the right to receive shares of Class A common stock pursuant to the Company’s equity plan. The RSUs will vest annually in three equal installments on each of January 3, 2016, January 3, 2017 and January 3, 2018 upon continuous employment from the grant date until such date, subject to certain terms contained in Mr. Ilany’s award agreement.

(12)
Includes 63,738 shares of Class A common stock owned by Kahala Capital Advisors LLC (“Kahala”). Mr. Smith is a principal of Kahala and disclaims beneficial ownership of the securities owned by Kahala except to the extent of his pecuniary interest.

(13)
Excludes 15,000 RSUs, which was granted to Ms. Wyatt on January 5, 2015 and represents the right to receive shares of Class A common stock pursuant to the Company’s equity plan. The RSUs will vest annually in three equal installments on each of January 3, 2016, January 3, 2017 and January 3, 2018 upon continuous employment from the grant date until such date, subject to certain terms contained in Ms. Wyatt’s award agreement. Also excludes the remaining 1,866 RSUs from the original grant of 5,600 RSUs in August 8, 2013. The 1,866 RSUs will vest on January 3, 2016 upon continuous employment from the grant date until such date, subject to certain terms contained in Ms. Wyatt’s award agreement.

(14)
Excludes 16,500 RSUs, which was granted to Mr. Rifkind on January 5, 2015 and represents the right to receive shares of Class A common stock pursuant to the Company’s equity plan. The RSUs will vest annually in three equal installments on each of January 3, 2016, January 3, 2017 and January 3, 2018 upon continuous employment from the grant date until such date, subject to certain terms contained in Mr. Rifkind’s award agreement.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis except that Mr. Price filed a late report with respect to the stock component of his annual director retainer fee, which is paid quarterly in arrears, on December 12, 2014.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures with Respect to Related Party Transactions
Pursuant to the Related Person Transaction Policy set forth in the Charter of the Audit Committee of the Board of Directors, the “Related Person Transaction Policy” requires that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% or more of our outstanding stock) had or will have a direct or indirect material interest) shall be subject to pre-approval or ratification by the Audit Committee in accordance with the following procedures. No related party transaction shall be approved or ratified if such transaction is contrary to our best interests.
Each party to a potential related party transaction is responsible for notifying our Chief Compliance Officer (or such other person as the Audit Committee may require) of the potential related person transaction in which such person or any immediate family member of such person may be directly or indirectly involved as soon as he or she becomes aware of such transaction. Except in circumstances where such transaction is expected to qualify as an ordinary course transaction (generally: (i) transactions that occur between the Company or any of its subsidiaries and an entity for which any related person serves as an executive officer, partner, principal, member or any similar executive or governing capacity; (ii) an ordinary course transaction in which such related person has an economic interest that does not afford such related person control over such entity on terms and conditions no less favorable to the Company; or (iii) immaterial relationships and transactions in the Instructions to Item 404(a) of Regulation S-K of the Securities Act), such notification should be made prior to the time that the transaction is entered into and such notice shall provide the Chief Compliance Officer (or such other person) a reasonable opportunity, under the circumstances, for the required review of such transaction to be conducted before execution. Our Chief Compliance Officer (or such other person) will determine whether the transaction should be submitted to the Audit Committee for consideration. Unless the Audit Committee otherwise determines after having been notified, any proposed transaction directly between the Company and any related party transaction should be reviewed and approved by the Audit Committee prior to the time that such transaction is entered into.
While our Chief Compliance Officer (or other person) should be notified of any related party transaction that is expected to qualify as an ordinary course transaction, ordinary course transactions shall not be related person transactions and do not require Audit Committee approval under our Related Person Transactions Policy. Our Chief Compliance Officer (or such other person) shall be responsible for making the initial determination as to whether any transaction appears to be within the scope required to be disclosed pursuant to Item 404(a) of Regulation S-K or whether such transaction is, in fact, an ordinary course transaction and must take all reasonable steps to ensure that all related party transactions or any series of similar transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification, if required under the Charter of the Audit Committee, at such Committee’s next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

The Audit Committee shall review and assess the adequacy of our related party transaction policy and procedures annually and adopt any changes it deems necessary. Annually, each of our executive officers and directors shall acknowledge their familiarity and compliance with our Related Person Transaction Policy.
Transactions with Related Persons
Contribution Transactions
On July 1, 2013, we completed the Contribution Transactions. Pursuant to the Contribution Agreement, Care Inc. contributed substantially all of its assets to the Operating Company in exchange for common units in the Operating Company representing an approximately 25% interest in the Operating Company and TFP contributed substantially all of its assets (excluding shares of our Class A common stock owned by TFP) to the Operating Company in exchange for common units in the Operating Company representing an approximately 75% interest in Operating Company and an equal number of shares of our newly classified Class B common stock.
Transition Services Agreement
On June 30, 2012, TAMCO, TFP and Tricadia entered into a Transition Services Agreement (the “Transition Services Agreement”) in connection with the internalization of the management of TFP. TFP assigned to us its rights and obligations under the Transitions Services Agreement in connection with the Contribution Transactions. Pursuant to the Transition Services Agreement, Tricadia provides TAMCO and its affiliates, including us, with the services of Michael G. Barnes, our Executive Chairman, Julia Wyatt, our former Chief Financial Officer, and certain back office, administrative, information technology, insurance, legal and accounting services. The Company pays Tricadia specified prices per service.
For the fiscal year ended December 31, 2014 the Company paid $1,329,250 in fees to Tricadia and granted 180,593 shares of Class A Common Stock with a grant date fair value of $1,385,148 to Tricadia in each case under the Transition Services Agreement.
Michael G. Barnes, our Executive Chairman and Chairman of our Board, is the Chairman of TFP and an equity owner of Tricadia. Mr. Barnes indirectly benefits from cash and equity fees paid by the Company to Tricadia under the Transition Services Agreement.

Geoffrey N. Kauffman, our Co-Chief Executive Officer is Co-Chief Executive Officer of TFP and a limited partner of Tricadia and may indirectly benefit from cash and equity fees paid by the Company to Tricadia under the Transition Services Agreement.
Julia Wyatt, our Chief Operating Officer, is a limited partner of Tricadia and may indirectly benefit from cash and equity fees paid by the Company to Tricadia under the Transition Services Agreement.
Arif Inayatullah, a stockholder beneficially owning approximately 23.08% of the Class A common stock, is an equity owner of Tricadia and indirectly benefits from cash and equity fees paid by the Company to Tricadia under the Transition Services Agreement.
Administrative Services Agreement
TFP and BackOffice Services Group, Inc. (“BOSG”) entered into an Administrative Services Agreement on June 12, 2007 (the “Administrative Services Agreement”), which was assigned to the Operating Company on July 1, 2013 in connection with the Contribution Transactions, under which BOSG provides the services of Patrick Huvane, our Chief Accounting Officer, and certain back office, administrative and accounting services to the Company. BOSG is an affiliate of Mariner. Under the Administrative Services Agreement, the Company pays BOSG a quarterly fee of 0.025% of the Company’s Net Assets, defined as the Company’s total assets less total liabilities, including accrued income and expense, calculated in accordance with GAAP. The Administrative Services Agreement has successive one year terms but may be terminated by the Company or BOSG upon 60 days prior notice.

For the fiscal year ended December 31, 2014, we paid $413,080, in fees to BOSG under the Administrative Services Agreement.
Tricadia and Mariner are parties to a services agreement under which Mariner receives a portion of Tricadia’s revenues, in return for which Mariner provides certain support services to Tricadia and its affiliates, including back office, human resources, marketing, compliance, legal support, and investor relations.
TREIT Services Agreement
Prior to the Contribution Transactions, on November 4, 2010, the Company entered into a Services Agreement (the “TREIT Services Agreement”) with TREIT, which was a subsidiary of TFP, pursuant to which TREIT provides certain advisory and support services. TREIT became an indirect subsidiary of the Company in connection with the Contribution Transactions. The TREIT Services Agreement was assigned by the Company to its subsidiary Care LLC on July 1, 2013 in connection with the Contribution Transactions. The Services Agreement remains in full effect but following the Contribution Transactions is no longer a related party transaction.
For the fiscal year ended December 31, 2013, Care was obligated to pay $1,750,591, in base services and incentive fees to TREIT.
For the fiscal year ended December 31, 2014, Care was obligated to pay $1,652,455, in base services and incentive fees to TREIT.
Michael G. Barnes, our Executive Chairman and Chairman of our Board, is the Executive Chairman of TFP, the former parent of TREIT, and an equity owner of Tricadia, an affiliate of TFP. Because of his positions, Mr. Barnes indirectly benefited from cash and equity fees paid by the Company to TREIT under the TREIT Services Agreement.
Geoffrey N. Kauffman, our Co-Chief Executive Officer is Co-Chief Executive Officer of TFP and a limited partner of Tricadia. Because of his positions, Mr. Kauffman indirectly benefited from cash and equity fees paid by the Company to TREIT under the TREIT Services Agreement.

ADDITIONAL INFORMATION
Solicitation of Proxies
We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We may also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.
Stockholder Proposals
Proposals for Inclusion in the Proxy Statement.
Under the Exchange Act, if a stockholder wants to include a proposal for consideration in our proxy statement and on proxy card with respect to our 2016 annual meeting of stockholders, which we expect to hold on or about May 13, 2016, the proposal must be received in writing at Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary, no later than 5:00 p.m., Eastern Time, on January 2, 2016. Such proposals must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) and our Third Amended and Restated Bylaws.
Proposals to be Offered at an Annual Meeting.
Article II, Section 10 of our Third Amended and Restated Bylaws provides certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in our proxy statement pursuant to Rule 14a-8. These procedures provide that such nominations for director nominees and/or items of business must be submitted in writing to the Secretary of the Company at Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary and must be received by the Secretary no later than 5:00 p.m., Eastern Time, on January 2, 2016.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time in writing to Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary or by calling our corporate number at (212) 446-1400.
Upon request, we will promptly deliver a separate copy of this proxy statement, the Annual Report and any other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. Stockholders may request a separate copy of this proxy statement, the Annual Report or any other proxy materials by writing to Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary or by calling our corporate number at (212) 446-1400. In addition, if you are receiving multiple copies of this proxy statement, Annual Report or other proxy materials, you can request householding by contacting our Secretary in the same manner.

OTHER MATTERS
Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of our Board of Directors

/s/ Neil C. Rifkind
Neil C. Rifkind
Vice President, General Counsel and Secretary
New York, New York
April 8, 2015

TIPTREE FINANCIAL INC. 780 THIRD AVENUE 21ST FLOOR NEW YORK, NY 10017
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tiptree Financial Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

M41506-P22275	KEEP THIS PORTION FOR YOUR RECORDS
IF VOTING BY MAIL DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIPTREE FINANCIAL INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR ALL” on the following proposal:	☐	☐	☐	________________________
Vote on Directors

1. Election of two Class II Directors

Nominees:

01) Michael G. Barnes
02) John E. Mack

Vote on Proposal

The Board of Directors recommends you vote “FOR” the following proposal:	For	Against	Abstain

2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (If held jointly)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on
May 12, 2015:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M41507-P22275

TIPTREE FINANCIAL INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2015
4:30 PM Local Time

This proxy card is solicited on behalf of
The Board of Directors for the Annual Meeting of Stockholders on May 12, 2015

The undersigned hereby appoints Geoffrey N. Kauffman, Julia Wyatt and Neil C. Rifkind, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Tiptree Financial Inc. common stock held of record as of the close of business on March 26, 2015 at the Annual Meeting of Stockholders to be held on Thursday, May 12, 2015 at 4:30 p.m. local time at 780 Third Avenue, 29th Floor, New York, NY 10017, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card. The shares of common stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote “FOR ALL” nominees in Proposal 1 and “FOR” Proposal 2.

In the event that (i) any nominee herein becomes unable or unwilling to serve, or (ii) any other matter properly comes before the meeting, the proxies are authorized to vote in the manner recommended by the Board of Directors for such vote or, if no recommendation is made, in the discretion of the proxies.

Please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting.

Continued and to be signed on reverse side